                                                                                             Exhibit 99.1

For Release:        Immediately

Contact:                John D. Swift, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES THIRD

QUARTER EARNINGS PER SHARE

Calhoun, Georgia, October 20, 2004 - Mohawk Industries, Inc. (NYSE:MHK) today announced diluted earnings per share (EPS) and net earnings for the third quarter of 2004 of $1.67 (23% above last year) and $112,687,000 (23% above last year), respectively.  This compares to EPS and net earnings of $1.36 and $91,382,000, respectively, for the third quarter of 2003.  The improvement in EPS results from strong sales growth in both the Mohawk and Dal-Tile segments, improved manufacturing efficiencies, higher absorption of manufacturing fixed costs, better leverage of selling, general and administrative costs and the Lees Carpet acquisition, offset by higher raw material and energy costs.  Net sales for the quarter increased 17% to $1,531,151,000 compared to $1,303,166,000 for the third quarter of 2003.  The sales increase was primarily due to organic growth in both segments and the Lees acquisition, which positively impacted sales by 5%.  The Mohawk segment net sales of $1,130,922,000 in the third quarter of 2004 increased 17% from $967,405,000 due to growth in all products as a result of economic conditions and the Lees acquisition.  The Dal-Tile segment net sales of $400,229,000 in the third quarter of 2004 grew 19% from $335,761,000 primarily from internal growth.

EPS for the first nine months of 2004 was $3.94 (27% above last year) and net earnings were $266,152,000 (28% above last year) compared to $3.10 EPS and $208,007,000 in net earnings for the first nine months of 2003.  This increase in EPS and earnings is attributable to strong sales growth, better leverage of selling, general and administrative costs and the Lees acquisition, offset by higher raw material and energy costs.  Net sales for the first nine months of 2004 were $4,409,327,000 representing a 21% increase from 2003 sales of $3,635,062,000.  The sales increase resulted from strong organic growth, the acquisition of Lees and four additional days in the first quarter of 2004.  The company's fiscal calendar for 2004 when compared to 2003, increased by four days in the first quarter which added approximately 2% to sales in the first nine months of 2004.

In commenting on the third quarter results, Jeffrey S. Lorberbaum, Chairman and CEO, stated, "We are pleased with our results in this uncertain economic environment. Our sales in both business segments reflected year over year gains.  The Mohawk segment residential replacement business, residential new construction business, and hard surface product offerings all continued their improvement.  Sales in the Mohawk commercial category reflected increases over last year.

"The Dal-Tile segment sales momentum continues in all product categories with floor tile and stone products leading the others.  We believe investments to update the service centers, add sales representatives and increase service levels are continuing to generate gains in market share.  The new Muskogee, Oklahoma porcelain tile facility is running well at approximately 90% capacity and should be at capacity by year-end.

"There continue to be raw material and energy cost pressures as natural gas and oil are both at or near historic highs.  These cost increases have impacted our margins in the third quarter of 2004.   To mitigate these, we implemented multiple price increases for carpet products during the first nine months of the year, with the latest increase in October.  Although we have not received formal notice of further increases at this time, the continuing high level of commodity costs is troubling.  We believe these costs will moderate over the long term but the short-term trend of these costs is uncertain.

"In the third quarter, our working capital position remained strong with inventory turns at 4.4 times and our debt to capitalization ratio improving to 26%.  Additionally, we repurchased 150,000 shares of stock at an average price of $74.88.

"We initiated several major projects in the quarter to support our growth including expansion of the Mexican tile manufacturing operation, additional extrusion and yarn processing capacity and warehouse space to support our hard surface and home products.  We expect these projects to be completed in the next 12 to 18 months with most of the capital spending occurring in 2005."

The company anticipates the economy will expand moderately the rest of the year based on current trends.  However, certain economic factors such as consumer confidence, job trends and oil and other energy costs, could impact our business.   In the fourth quarter, we expect our revenue growth to moderate as comparisons with the prior year become more difficult, also, we have four fewer days in the quarter, (a 7% sales impact), and Lees was acquired during the 2003 fourth quarter.   Future raw material cost changes could impact our margins in the last quarter.  Based on these factors, our fourth quarter forecast for EPS is from $1.46 to $1.55.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words "believes," "anticipates," "forecast," "estimates," or similar expressions constitute "forward-looking statements."  For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions which involve risks and uncertainties.  The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; and other risks identified in Mohawk's SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications.  Mohawk offers a complete selection of broadloom carpet, ceramic tile, wood, stone, laminate, vinyl, rugs and other home products.  These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile and American Olean.  Mohawk's unique merchandising and marketing assist our customers in creating the consumers' dream.  Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

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There will be a conference call Thursday October 21, 2004 at 11:00 AM Eastern Time.

The telephone number to call is 1-800-603-9255.  A conference call replay will also be available until Wednesday, October 28, 2004 by dialing 1-800-642-1687 for US/local calls and (706) 645-9291 for international calls and entering

Conference ID # 1365558.

DATES FOR FUTURE PRESS RELEASES AND CONFERENCE CALLS:

PRESS RELEASE

CONFERENCE CALL

4th QUARTER 2004	FEBRUARY 10, 2005	FEBRUARY 11, 2005	11:00AM (800-603-9255)
1st QUARTER 2005	APRIL 21, 2005	APRIL 22, 2005	11:00AM (800-603-9255)
2nd QUARTER 2005	JULY 20, 2005	JULY 21, 2005	11:00AM (800-603-9255)
3rd QUARTER 2005	OCTOBER 20, 2005	OCTOBER 21, 2005	11:00AM (800-603-9255)

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings Data	Three Months Ended		Nine Months Ended
(Amounts in thousands, except per share data)	October 2, 2004	September 27, 2003	October 2, 2004	September 27, 2003

Net sales	$ 1,531,150	1,303,166	4,409,327	3,635,062
Cost of sales	1,104,340	938,280	3,233,556	2,655,277
Gross profit	426,810	364,886	1,175,771	979,785
Selling, general and administrative expenses	233,752	205,482	713,001	612,120
Operating income	193,058	159,404	462,770	367,665
Interest expense	13,918	14,162	41,084	41,347
Other (income) expense, net	2,467	1,333	4,880	(1,252)
Earnings before income taxes	176,673	143,909	416,806	327,570
Income taxes	63,986	52,527	150,654	119,563
Net earnings	$ 112,687	91,382	266,152	208,007
Basic earnings per share	$ 1.69	1.38	3.99	3.14
Weighted-average shares outstanding	66,669	66,260	66,680	66,167
Diluted earnings per share	$ 1.67	1.36	3.94	3.10
Weighted-average common and dilutive
potential common shares outstanding	67,468	67,222	67,544	67,017

Other Financial Information
(Amounts in thousands)

Net cash provided by operating activities	$ 138,356	101,311	196,038	152,443
Depreciation & amortization	$ 31,964	26,006	93,074	77,444
Capital expenditures	$ 31,708	26,498	70,382	80,323

Consolidated Balance Sheet Data
(Amounts in thousands)
			October 2, 2004	September 27, 2003
ASSETS
Current assets:
Cash and cash equivalents			$ -	16,360
Receivables			718,006	602,867
Inventories			1,000,802	830,291
Prepaid expenses			40,993	29,786
Deferred income taxes			84,260	82,074
Total current assets			1,844,061	1,561,378
Property, plant and equipment, net			898,824	859,066
Goodwill			1,377,881	1,290,666
Other assets			338,404	167,325
			$ 4,459,170	3,878,435
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt			$ 207,315	80,171
Accounts payable and accrued expenses			779,080	688,995
Total current liabilities			986,395	769,166
Long-term debt, less current portion			700,009	708,628
Deferred income taxes and other long-term liabilities			213,668	210,045
Total liabilities			1,900,072	1,687,839
Total stockholders' equity			2,559,098	2,190,596
			$ 4,459,170	3,878,435

Segment Information	As of or for the Three Months Ended		As of or for the Nine Months Ended
(Amounts in thousands)	October 2, 2004	September 27, 2003	October 2, 2004	September 27, 2003

Net sales:
Mohawk	$ 1,130,921	967,405	3,269,411	2,702,261
Dal-Tile	400,229	335,761	1,139,916	932,801
Consolidated net sales	$ 1,531,150	1,303,166	4,409,327	3,635,062

Operating income:
Mohawk	$ 131,361	108,499	300,183	235,053
Dal-Tile	62,750	52,702	168,047	137,749
Corporate and eliminations	(1,053)	(1,797)	(5,460)	(5,137)
Consolidated operating income	$ 193,058	159,404	462,770	367,665

Assets:
Mohawk			$ 2,276,475	1,777,780
Dal-Tile			2,072,761	1,966,519
Corporate and eliminations			109,934	134,136
Consolidated assets			$ 4,459,170	3,878,435